As filed with the Securities and Exchange Commission on December 8, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

SCHEDULE TO

(Rule 13e-4)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

Conor Medsystems, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

OPTIONS TO PURCHASE COMMON STOCK

par value $.001 per share

(Title of Class of Securities)

208264 10 1

(CUSIP Number of Class of Securities of Underlying Common Stock)

Frank Litvack, M.D.

Chief Executive Officer

Conor Medsystems, Inc.

1003 Hamilton Court

Menlo Park, California 94025

(650) 614-4100

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

Suzanne Sawochka Hooper, Esq.

John T. McKenna, Esq.

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306-2155

(650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$78,039,793.04	$8,350.26

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 2,475,636 shares of common stock of Conor Medsystems, Inc., representing all options eligible to be amended pursuant to this offer having an aggregate value of $78,039,793.04 as of November 28, 2006, will be amended. The aggregate value of such options was calculated based on the Black-Scholes option pricing model as of November 28, 2006.

**	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $107.00 per million of the aggregate amount of transaction value. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee, and should not be used for any other purpose. The filing fee was paid in connection with the filing of this Schedule TO on December 1, 2006.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $8,350.26	Filing Party: Conor Medsystems, Inc.
Form or Registration No.: Schedule TO	Date Filed: December 1, 2006

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	Third-party tender offer subject to Rule 14d-1.

☒	Issuer tender offer subject to Rule 13e-4.

☐	Going-private transaction subject to Rule 13e-3.

☐	Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

This Amendment No. 2 to Schedule TO amends and supplements the Tender Offer Statement or Schedule TO filed with the Securities and Exchange Commission on December 1, 2006, in connection with Conor Medsystems, Inc.’s (the “Company”) offer (the “Offer”) to amend, at the election of the applicable option holder, certain portions of certain options to purchase common stock of the Company granted under the Conor Medsystems, Inc. 1999 Stock Plan, as amended, which was amended and restated by the Conor Medsystems, Inc. 2004 Equity Incentive Plan, that (a) were granted between June 1, 2003 and December 14, 2004, (b) vested or are scheduled to vest on or after January 1, 2005, and (c) are still outstanding on the date the Offer expires, upon the terms and conditions set forth in the Offer to Amend Eligible Outstanding Stock Options, dated December 1, 2006 and the accompanying forms of Election Form and Notice of Change of Election (collectively, the “Offer Documents”). The information in the Offer Documents, including all schedules and annexes thereto, is hereby expressly incorporated into this Amendment No. 2 by reference to all of the applicable items in Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein. This Amendment No. 2 is filed solely to file Exhibit 99.(a)(1)(N).

ITEM 12.	EXHIBITS.

Exhibit Number	Description

99.(a)(1)(A)*	Offer to Amend Eligible Outstanding Stock Options, dated December 1, 2006.

99.(a)(1)(B)*	Email Announcement of Offer.

99.(a)(1)(C)*	Letter of Transmittal.

99.(a)(1)(D)*	Election Form.

99.(a)(1)(E)*	Confirmation of Receipt of Election Form.

99.(a)(1)(F)*	Notice of Change in Election from Accept to Reject.

99.(a)(1)(G)*	Notice of Change in Election from Reject to Accept.

99.(a)(1)(H)	Conor Medsystems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006, and incorporated herein by reference.

99.(a)(1)(I)	Conor Medsystems, Inc.’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2006, filed with the SEC on November 9, 2006, and incorporated herein by reference.

99.(a)(1)(J)*	Form of Addendum.

99.(a)(1)(K)*	Form of Reminder Notice.

99.(a)(1)(L)*	Form of Confirmation of Amendment.

99.(a)(1)(M)**	Email Announcement of Presentation.

99.(a)(1)(N)	Form of PowerPoint Presentation to Employees.

99.(b)	Not applicable.

99.(d)(1)(A)	Conor Medsystems, Inc.’s 1999 Stock Plan, as amended, filed as Exhibit 10.2 to the Current Report on Form 8-K, filed with the SEC on March 13, 2006, and incorporated herein by reference.

99.(d)(1)(B)	Forms of Stock Option Agreements under the 1999 Stock Plan, as amended, filed as Exhibit 10.6 to the Registration Statement on Form S-1/A, filed with the SEC on November 24, 2004, and incorporated herein by reference.

99.(d)(1)(C)	Conor Medsystems, Inc.’s 2004 Equity Incentive Plan, filed as Exhibit 10.7 to the Registration Statement on Form S-1/A, filed with the SEC on November 24, 2004, and incorporated herein by reference.

99.(d)(1)(D)	Form of Stock Option Agreement under the 2004 Equity Incentive Plan, filed as Exhibit 10.8 to the Registration Statement on Form S-1/A, filed with the SEC on November 24, 2004, and incorporated herein by reference.

99.(d)(1)(E)	Agreement and Plan of Merger among Johnson & Johnson, Conor Medsystems, Inc. and Cypress Acquisition Sub, Inc., dated November 16, 2006, filed as Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on November 17, 2006, and incorporated herein by reference.

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed with the Schedule TO filed with the Securities and Exchange Commission on December 1, 2006 and incorporated herein by reference.

**	Previously filed with the Schedule TO/A filed with the Securities and Exchange Commission on December 7, 2006 and incorporated herein by reference.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 8, 2006

CONOR MEDSYSTEMS, INC.

By:	/s/ Michael Boennighausen
Michael Boennighausen
Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit Number	Description

99.(a)(1)(A)*	Offer to Amend Eligible Outstanding Stock Options, dated December 1, 2006.

99.(a)(1)(B)*	Email Announcement of Offer.

99.(a)(1)(C)*	Letter of Transmittal.

99.(a)(1)(D)*	Election Form.

99.(a)(1)(E)*	Confirmation of Receipt of Election Form.

99.(a)(1)(F)*	Notice of Change in Election from Accept to Reject.

99.(a)(1)(G)*	Notice of Change in Election from Reject to Accept.

99.(a)(1)(H)	Conor Medsystems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006, and incorporated herein by reference.

99.(a)(1)(I)	Conor Medsystems, Inc.’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2006, filed with the SEC on November 9, 2006, and incorporated herein by reference.

99.(a)(1)(J)*	Form of Addendum.

99.(a)(1)(K)*	Form of Reminder Notice.

99.(a)(1)(L)*	Form of Confirmation of Amendment.

99.(a)(1)(M)**	Email Announcement of Presentation.

99.(a)(1)(N)	Form of PowerPoint Presentation to Employees.

99.(b)	Not applicable.

99.(d)(1)(A)	Conor Medsystems, Inc.’s 1999 Stock Plan, as amended, filed as Exhibit 10.2 to the Current Report on Form 8-K, filed with the SEC on March 13, 2006, and incorporated herein by reference.

99.(d)(1)(B)	Forms of Stock Option Agreements under the 1999 Stock Plan, as amended, filed as Exhibit 10.6 to the Registration Statement on Form S-1/A, filed with the SEC on November 24, 2004, and incorporated herein by reference.

99.(d)(1)(C)	Conor Medsystems, Inc.’s 2004 Equity Incentive Plan, filed as Exhibit 10.7 to the Registration Statement on Form S-1/A, filed with the SEC on November 24, 2004, and incorporated herein by reference.

99.(d)(1)(D)	Form of Stock Option Agreement under the 2004 Equity Incentive Plan, filed as Exhibit 10.8 to the Registration Statement on Form S-1/A, filed with the SEC on November 24, 2004, and incorporated herein by reference.

99.(d)(1)(E)	Agreement and Plan of Merger among Johnson & Johnson, Conor Medsystems, Inc. and Cypress Acquisition Sub, Inc., dated November 16, 2006, filed as Exhibit 2.1 to the Current Report on Form 8-K, filed with the SEC on November 17, 2006, and incorporated herein by reference.

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed with the Schedule TO filed with the Securities and Exchange Commission on December 1, 2006 and incorporated herein by reference.

**	Previously filed with the Schedule TO/A filed with the Securities and Exchange Commission on December 7, 2006 and incorporated herein by reference.